Exhibit 10.23

ULTICOM LETTERHEAD

CONFIDENTIAL AND PERSONAL

August 6, 2008

Osman Duman

90 Troy Drive

Short Hills, NJ 07078

Dear Osman:

This letter provides you with important, confidential information regarding your vested stock options in connection with your termination of employment with Ulticom, Inc.

In accordance with your stock option agreement and the governing option plan(s), you have ninety (90) days from the last date of your employment with the Company to exercise all of your stock options that have vested as of such date. As stock option exercises are currently prohibited, we want to ensure that you have at least 30 days to exercise your vested stock options after stock option exercises can resume. Consequently, if there are less than 30 days left in your 90-day exercise period or if the 90-day period has expired when the Company provides written notice to you that option exercises can resume (this notice is called the “Option Notice”), you will have 30 days from the date of the Option Notice to exercise your vested stock options. Please note that, in any event, any extension of your stock option exercise period may not extend beyond 10 years from the original date of grant of your stock options.

We are pleased to provide this accommodation; however, you, in turn, must help us by providing us with timely contact information so that we can provide the Option Notice.

By countersigning this letter, you acknowledge and agree that the address that you provide below (this address is called the “Notice Address”) is the address to which the Company shall deliver the Option Notice, and that the Notice Address will only be changed upon your written notice to my attention at the Company by first class prepaid mail or overnight courier of any change in such notice address. The Company will send only one Option Notice to you at your then current Notice Address, so it is critical that you keep us apprised of your latest preferred Notice Address.

Notice Address: 90 Troy Drive
Short Hills, NJ 07078

Please address any questions regarding this letter to me. Otherwise, please complete the Notice Address above and sign and date this letter below, then return it to me (after retaining a copy for yourself).

Sincerely yours,

Ulticom, Inc.

By:	/s/ Marie Berdini
Name: Marie Berdini
Title:	Director, Human Resources

EMPLOYEE

/s/ Osman Duman

Name: Osman Duman

Date: August 19, 2008